Exhibit (d)(3)




February 15, 2005

Mr. Jacques Dikansky
President Naturex Inc.
300 Waverly Avenue
Mamaroneck, NY 10543


Dear Jacques:

Re:  Confidentiality Agreement

         In connection with your consideration of a possible investment in Pure World, Inc. (together with its affiliates, the "Company"), you have requested certain publicly available and material non-public information describing the Company. All such information (whether documentary, computerized or oral) furnished (whether before or after the date hereof) by the Company or its directors, officers, partners, shareholders, employees, affiliates, representatives (including, without limitation, financial advisors, attorneys and accountants) or agents, including Adams Harkness, Inc. (collectively "our Representatives") to you or your directors, officers, partners, shareholders, employees, affiliates, representatives (including, without limitation, prospective lenders or investors, financial advisors, attorneys and accountants) or agents (collectively "your Representatives") and all analyses, compilations, forecasts, studies, summaries, notes, data and other documents and materials in whatever form maintained, whether prepared by you, your representatives or others, which contain or reflect, or are generated from, any such information or which reflect your or your Representatives' review of, or your interest in, the possible transaction is hereinafter referred to as the "Evaluation Material." Evaluation Material does not include information that (i) is already in your possession, provided that such information is not known by you to be subject to another confidentiality agreement with or other obligation of secrecy to the Company or another party, or (ii) becomes generally available to the public other than as a result of a disclosure by you or your Representatives, or (iii) becomes available to you on a non-confidential basis from a source other than the Company or its Representatives, provided that such source is not known by you to be bound by a confidentiality agreement with or other obligation of secrecy to the Company or another party.

         As a condition to, and in consideration of the Company providing you with the Evaluation Material, you hereby agree and acknowledge as follows:

         1. You and your Representatives (i) will keep the Evaluation Material confidential and will not (except as required by applicable law, regulation or legal process, and only after compliance with paragraph 4 below), without prior written consent, disclose any Evaluation Material in any manner whatsoever, and
(ii) will not use any Evaluation Material other than in connection with your


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consideration of the transaction. You further agree to disclose the Evaluation
Material only to your Representatives (a) who need to know the Evaluation Material for the purpose of evaluating the transaction, (b) who are informed by you of the confidential nature of the Evaluation Material and (c) who agree to be bound by the terms of this agreement. You agree to cause your Representatives to observe the terms of this agreement and will be responsible for any breach of this agreement by any of your Representatives.

         2. Without the prior written consent of the Company, you will not, and will direct your Representatives not to, disclose to any person (i) the fact that discussions or negotiations are taking place concerning a possible transaction between the Company and you, (ii) any of the terms, conditions or other facts with respect to any such possible transaction, including the status thereof, (iii) that this agreement exists, or (iv) any opinion or view you may have with respect to the Evaluation Material. The term "person" as used in this Agreement shall be broadly interpreted to include, without limitation, any individual, corporation, company, group, partnership unincorporated association or organization, joint venture, trust or other entity. Furthermore, without limiting the foregoing, you will not, and you will direct your Representatives not to, initiate, contact or engage in any discussions concerning a possible transaction with the Company with any employee, customer or supplier of the Company without the prior written consent of the Company.

         3. You agree that, for a period of eighteen months from the date of this agreement (the "Standstill Period"), unless specifically invited in writing by the Company, neither you nor any of your Representatives, acting on your behalf, will in any manner, directly or indirectly, (a) other than through a confidential offer directed to the Company, effect or seek, offer or propose to effect, or cause or participate in or in any way assist any other person to effect or seek, offer or propose to effect or participate in, (i) any acquisition of any securities (or beneficial ownership thereof) or assets of the Company; (ii) any tender or exchange offer, merger or other business combination involving the Company; (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company; or
(iv) any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of the other party; (b) from, join or in any way participate in a "group" (as defined under the Securities Exchange Act of 1934, as amended) with respect to the Company; (c) otherwise act , alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the Company; (d) take any action that might force the Company to make a public announcement regarding any of the types of matters set forth in (a) above; or
(e) enter into any discussion or arrangements with any third party with respect to any of the foregoing. Notwithstanding the foregoing, if during the Standstill Period, any third party shall publicly announce and thereafter commence a tender or exchange offer which, if consummated, would give such third party ownership of 50% or more of the outstanding shares of the Company (a "Third Party Offer"), you shall be entitled to commence a tender offer (a "Competing Offer") for at least the same number of shares (provided that the Competing Offer provides for a second-step merger yielding a blended purchase price per share which is at least equal to the purchase price per share offered by the third party in the Third Party Offer and in any subsequent second-step merger or acquisition transaction if one is proposed by such third party) and to purchase shares pursuant to such Competing Offer.


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         4. If you or your Representatives are requested or required by applicable law, regulation or legal process to disclose any of the Evaluation Material, you will notify the Company promptly in writing so that we may seek a protective order or other appropriate remedy or, in our sole discretion, waive compliance with the terms of this agreement. You and your Representatives agree not to oppose any action by the Company to obtain a protective order or other appropriate remedy. If no such protective order or other remedy is obtained, or the Company waives compliance with the terms of the agreement, you and your Representatives will furnish only that portion of the Evaluation Material that you are advised by your counsel is legally required and will exercise your reasonable best efforts to obtain reliable assurance that confidential treatment will be accorded the Evaluation Material.

         5. You understand that neither the Company nor any of its Representatives have made or make any representation or warranty as to the accuracy or completeness of the Evaluation Material or any errors therein or omissions therefrom. You agree that neither the Company nor its Representatives shall have any liability to you or your Representatives resulting from the use of the Evaluation Material. You further agree that you are not entitled to rely on the accuracy or completeness of any Evaluation Material and that you shall be entitled to rely solely on such representations and warranties as may be included in the definitive agreement relating to the possible transaction, subject to the terms and conditions of such agreement.

         6. If you determine not to proceed with the transaction, you will promptly inform the Company of that decision and, in that case, and at any time upon the written request of the Company, you will either (i) promptly destroy all copies of the Evaluation Material in your or your Representatives' possession and confirm such destruction to us in writing, or (ii) promptly deliver to the Company at your own expense all copies of the Evaluation Material in your or your Representatives' possession. The redelivery or destruction of the Evaluation Material shall not relieve you or your Representatives of your obligations under this letter agreement including with respect to any oral Evaluation Material.

         7. Without prior written consent of the Company, neither you nor any of your Representatives who are aware of the Evaluation Material or the possible transaction will, for a one-year period from the date of this agreement, solicit the employment of or hire any employee of the Company with whom you have had contact or who become known to you in connection with your consideration of the possible transaction.

         8. You hereby agree to indemnify and hold harmless the Company from any damage, loss, cost or liability (including legal fees and the cost of enforcing this indemnity) arising out of or resulting from any unauthorized use or disclosure by you or your Representatives of the Evaluation Material. You also acknowledge that money damages would be both incalculable and an insufficient remedy for any breach of this agreement by you or your Representatives and that any such breach would cause the Company irreparable harm. Accordingly, you also agree that in the event of any breach or threatened breach of this agreement, the Company, in addition to any other remedies at law or in equity it may have, shall be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance.

         9. You acknowledge and agree that (i) the Company is free to conduct the process leading up to a possible transaction as the Company, in its sole discretion, may determine (including. without limitation, by negotiating with


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any prospective investor(s) or buyer(s) and entering into a preliminary or definitive agreement without prior notice to you or any other person), (ii) the Company reserves the right, in its sole discretion, to change the procedures relating to the Company's consideration of a possible transaction at any time without prior notice to you or any other person, to reject any and all proposals made by you or any of your Representatives with regard to a possible transaction, and to terminate discussions and negotiations with you at any time and for any reason, and (iii) unless and until a definitive agreement between the Company and you with respect to any transaction referred to in the first paragraph of this agreement has been executed and delivered, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to such a transaction by virtue of this or any written or oral expression with respect to such a transaction by any of our Representatives except, in the case of this letter, for the matters specifically agreed to herein. This agreement contains the entire agreement between you and us concerning the subject matter hereof. No modifications of this agreement or waiver of the terms and conditions hereof will be binding upon you or us, unless approved in writing by each of you and us.

         10. This agreement shall expire five years after the date hereof.

         11. This agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the principles of conflicts of laws thereof.

         12. If any provision of this agreement shall, for any reason, be adjudged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this agreement but shall be confined in its operation to the provision of this agreement directly involved in the controversy in which such judgment shall have been rendered. This agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which shall constitute the same agreement.

         13. You agree and consent to personal jurisdiction and service and venue in any federal or state court within the State of New York having subject matter jurisdiction, for the purposes of any action, suit or proceeding arising out of or relating to this agreement.


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         If you are in agreement with the foregoing, please sign and return one copy of this letter, which thereupon will constitute our agreement with respect to the subject matter hereof


                                Very truly yours,


                                PURE WORLD, INC.


                                By:      /s/Paul Koether
                                   ---------------------------------------
                                   Name:    Paul Koether
                                   Title:   Chairman


Accepted and agreed to as of the date hereof:

Naturex, Inc.


By:    /s/Jacques Dikansky
   -----------------------------
   Name:  Mr. Jacques Dikansky
   Title: President